                                                                    EXHIBIT 10.1
SEPTEMBER 2, 2005


Mr. Anthony Colaluca, Jr.
19 Lakeside Place West
Palm Coast, FL 32137

Re: Offer of Employment

Dear Mr. Colaluca ("Employee"):

Intergraph Corporation ("Company") is pleased to extend to you an offer of employment for the position of Executive Vice President, Chief Financial Officer of Intergraph Corporation. The terms of the Company's offer of employment ("Agreement") are as follows:

1.       POSITION AND TITLE

         a. Executive Vice President, Chief Financial Officer, reporting directly to the Chief Executive Officer of the Company.

         b.       Full Time, Exempt Employee (FLSA status).

2.       CASH COMPENSATION

         a. Initial Annual Base Salary - $325,000. Base salary shall be reviewed no less than annually and the independent members of the Board of Directors (or a committee of the Board comprised solely of independent directors) may increase such amount as it may deem advisable. The base salary shall be payable to the Employee in substantially equal installments in accordance with the Company's normal payroll practices.

         b. Signing Bonus - $85,000, payable within ten (10) days of the Employee's first date of work.

         c. Targeted and Management by Objective ("MBO") Bonuses - Employee shall receive an annual MBO target cash bonus opportunity in an amount not less than 75% of annual salary each calendar year during the term of this Agreement. The entitlement to any such target cash bonus, if any, shall be determined by the independent members of the Board of Directors (or a committee of the Board comprised solely of independent directors). Notwithstanding the foregoing, Employee shall receive a guaranteed cash bonus for the remainder of 2005 in the amount of $120,000 to be paid at a time determined by the independent members of the Board of Directors (or a committee of the Board comprised solely of independent directors),

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Mr. Colaluca                           2                       September 2, 2005

                  but not later than promptly following the filing of the Company's financial statements for the year ended December 31, 2005 with the Securities and Exchange Commission.

         3. STOCK GRANTS --The Employee shall receive a grant of 30,000 shares of Intergraph common stock in the form of a restricted stock grant (no exercise price) under the Intergraph Corporation 2004 Equity Incentive Plan pursuant to the form of agreement set forth in Attachment A. The grant date shall be the first date of employment of Employee by Company. The grant shall also be subject to equity retention policies defined by the Intergraph Board of Directors, or the Compensation Committee of said Board. During the term of this Agreement, the independent members of the Board of Directors (or a committee of the Board comprised solely of independent directors) will consider on an annual basis long-term incentive awards to Employee pursuant to the Company's equity incentive plans; provided however, Employee does not expect to be considered for a long-term incentive award during 2006 as may be issued to other executives of the Company related to service and performance rendered in 2005..

4. BENEFITS -- The Employee shall be entitled to participate in all applicable Company employee benefits as may be in effect from time to time. A copy of the Employee Benefits Plan Summary has been separately provided for your review.

5. VACATION -- The Employee shall be entitled to the greater of three (3) weeks paid vacation per year, or as otherwise provided for by the Company's vacation accrual policy.

6. TERM OF AGREEMENT -- The term of employment under this offer shall be for one (1) year from the first date of employment. The terms of this offer shall be extended after the first anniversary date, on a year-to-year basis, unless otherwise terminated in writing by the Company or the Employee not later than 90 days prior to the next anniversary date of the Employee's first date of employment. However, with varying consequences described in Section 7 below, employment under this offer is subject to early termination under the following circumstances:

         a. Employee may resign with or without Good Reason at any time during the term of this Agreement. "Good Reason" for resignation will include (i) a material reduction in Employee's position, authority, duties or responsibilities, or
                  (ii) a reduction in base salary or targeted bonus payable pursuant to Section 2(c) above, or (iii) a failure by the Company to require a successor corporation of the Company to honor the terms of this employment Agreement or (iv) a change in reporting structure whereby Employee no longer reports directly to , the Company's Chief Executive Officer, or (v) a resignation of R. Halsey Wise for "Good Reason" or termination of Mr. Wise for "Without Cause," as such terms are defined in

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Mr. Colaluca                           3                       September 2, 2005

                  Mr. Wise's employment agreement with the Company. In no event, shall Good Reason include death or Disability.

         b. The Company may terminate Employee with or without Cause. "Cause" means (i) the willful and continued failure by Employee to substantially perform his duties after a written demand for substantial performance is delivered by the Company to the Employee that specifically identifies the manner in which the Company believes he has not substantially performed his duties, or (ii) the willful engaging in misconduct which is materially injurious to the Company, monetarily or otherwise.

         c. The term of employment will terminate upon Employee's death or Disability. "Disability" means a physical or mental disability entitling Employee to long-term disability benefits under the Company's long-term disability plan, if any. Absent such a plan, Disability shall mean the inability of Employee, as determined by the CEO or Board, to perform the essential functions of his regular duties and responsibilities, with reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of 180 consecutive days.

7.       SEPARATION PAYMENTS

         a. Should the Employee be terminated by the Company other than for Cause or Disability, or should the Employee resign for Good Reason, during the term of employment under this Agreement (as such term may be extended in accordance with Section 6 above), the Employee shall receive the following separation benefits:

                  i. The Employee shall be paid accrued base salary through the date of termination plus a separation payment of one (1) times his then-current annual base salary for the year in which the termination occurs, as well as an amount equal to a pro-rata portion of the Employee's then-current target bonus for the year in which the date of termination occurs, and any other unpaid benefits to which Employee is otherwise entitled; however, provided such termination were to occur prior to Employee's first anniversary, the Employee shall be paid accrued base salary through the date of termination plus a separation payment of one and one-half (1.5) times his then-current annual base salary for the year in which the termination occurs, as well as an amount equal to a one and one-half (1.5)times the pro-rata portion of the Employee's then-current target bonus for the year in which the date of termination occurs, and any other unpaid benefits to which Employee is otherwise entitled. The Employee shall also receive fully paid-up medical,

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Mr. Colaluca                           4                       September 2, 2005

                           dental and prescription drug health insurance benefits commensurate with the Company's standard health insurance benefits for one year after the Employee's last date of employment. All Restricted Stock awards pursuant to the Intergraph Corporation 2004 Equity Incentive Plan shall be treated according to the terms of the Plan and the applicable award agreement.

                  ii. Termination for cause -- No separation payment is due or payable should the Employee be terminated for Cause or Employee resigns without Good Reason. In that event, all Restricted Stock awards pursuant to the Intergraph Corporation 2004 Equity Incentive Plan shall be treated according to the terms of the Plan and the applicable award agreement.

                  iii. Death or Disability -- Should the Employee die or become Disabled, Employee or Employee's spouse or heirs shall be entitled to receive all base salary and benefits to be paid or provided to the Employee under this Agreement through the date of termination. All awards pursuant to the Intergraph Corporation 2004 Equity Incentive Plan shall be treated according to the terms of the Plan and the applicable award agreement.

         b. All amounts payable under this Section 7 shall be paid to Employee in a lump sum within sixty (60) days from the date of termination.

8. RELEASE OF CLAIMS -- As a condition to receiving the severance payment and post-employment health insurance benefits, Employee agrees to sign a release of any employment-law related claims. The release would be signed at the time of termination of employment.

9. BUSINESS EXPENSES -- The Employee shall be reimbursed for all reasonable and necessary business expenses incurred by him in connection with his employment (including, without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company, which shall include reimbursement for regular travel to and from Huntsville, Alabama and North/Central, Florida, and any incremental income taxes incurred by the Employee relating to such travel reimbursement) upon timely submission by the Employee of receipts and other documentation in accordance with the Company's normal expense reimbursement policies.

Also attached as Attachment B is a Company Proprietary Information and Inventions Agreement that will require your signature not later than your first date of employment with the Company.

Mr. Colaluca                           5                       September 2, 2005

Please note that you will be obligated to provide executed original documents required for compliance with the Immigration Reform and Control Act on your first day of employment at Intergraph Corporation.

This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without regard to its conflicts of laws provisions; with exclusive venue and jurisdiction within the Circuit Court for Madison County, Alabama or the US District Court for the Northern District of Alabama, Northeastern Division, for any claims arising under this Agreement.

This offer of employment is valid until September 6, 2005, and is contingent upon the execution of this offer letter Agreement and the Company's Proprietary Information and Inventions Agreement prior to your first day of work. Your start date is October 3, 2005.

Please keep this original letter for your records, and return the signed copy in the enclosed prepaid envelope as an expression of your intent to accept the offer of employment with Intergraph Corporation.

If you have any questions or desire additional information regarding this offer of employment, please contact me at (256) 730-8993, or Ed Porter at (256) 730-2350.

Sincerely,

/R. Halsey Wise
---------------
R. Halsey Wise
Chief Executive Officer

Offer of Employment to Anthony Colaluca, Jr., September 2, 2005

I accept your offer and this Agreement as stated above. I intend for my first date of employment to be October 3, 2005.


         /s/ Anthony Colaluca                September 2, 2005
    -----------------------------            -----------------
         Employee Signature                         Date

            [Redacted]
      ----------------------
      Social Security Number


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Mr. Colaluca                           6                       September 2, 2005

        ATTACHMENT A - SAMPLE INTERGRAPH RESTRICTED SHARE AWARD AGREEMENT




                             INTERGRAPH CORPORATION
                        RESTRICTED SHARE AWARD AGREEMENT


         THIS RESTRICTED SHARE AWARD AGREEMENT (this "Agreement") is made and entered into as of the _____ day of __________, 2005 (the "Grant Date"), between Intergraph Corporation, a Delaware corporation (the "Company" and, together with its subsidiaries, "Intergraph"), and ______________ (the "Grantee"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Intergraph Corporation Amended and Restated 2004 Equity Incentive Plan (the "Plan").

         WHEREAS, the Company has adopted the Plan, which permits the issuance of restricted shares of the Company's common stock, par value $0.10 per share (the "Common Stock"); and

         WHEREAS, pursuant to the Plan, the Committee responsible for administering the Plan has granted an award of restricted shares to the Grantee as provided herein;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

         1.    Grant of Restricted Shares.

              (a) The Company hereby grants to the Grantee an award
(the "Award") of ___________ shares of Common Stock (the "Shares" or the "Restricted Shares") on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

              (b) The Grantee's rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the restrictions shall lapse in accordance with Sections 2 and 3 hereof.


         2.    Terms and Rights as a Stockholder.

              (a) Except as provided herein and subject to such other exceptions as may be determined by the Committee in its discretion, the "Restricted Period" for 25% of the Restricted Shares granted herein shall expire on the first anniversary of the date

Mr. Colaluca                           7                       September 2, 2005

hereof, the "Restricted Period" for an additional 25% of the Restricted Shares granted herein shall expire on the second anniversary of the date hereof, the "Restricted Period" for an additional 25% of the Restricted Shares granted herein shall expire on the third anniversary of the date hereof, and the "Restricted Period" for the final 25% of the Restricted Shares granted herein shall expire on the fourth anniversary of the date hereof (as such numbers may be adjusted in accordance with Section 7 hereof).


              (b) The Grantee shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions:

                  (i) the Grantee shall not be entitled to delivery of the stock certificate for any Shares until the expiration of the Restricted Period as to such Shares;

                  (ii) none of the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during the Restricted Period as to such Shares; and

                  (iii) except as otherwise determined by the Committee at or after the grant of the Award hereunder, any Restricted Shares as to which the applicable "Restricted Period" has not expired shall be forfeited, and all rights of the Grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the Grantee remains in the continuous employment of Intergraph for the entire Restricted Period.

              Any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Restricted Shares shall be subject to the same restrictions, terms and conditions as such Restricted Shares.

Mr. Colaluca                           8                       September 2, 2005

              (c) Notwithstanding the foregoing, the Restricted Period shall automatically terminate as to all Restricted Shares awarded hereunder (as to which such Restricted Period has not previously terminated) upon the occurrence of the following events:

                  (i) termination of the Grantee's employment from the Company, a Subsidiary or Affiliate which results from Grantee's death or disability (to be determined in the sole discretion of the Committee in accordance with then current Company policies); or

                  (ii) the occurrence of a Change of Control (as defined below) of the Company.

Notwithstanding the foregoing, the Restricted Period shall automatically terminate as to a portion (to be calculated by the Committee in its sole discretion in proportion to Grantee's length of employment during the Restricted Period) of the Restricted Shares awarded hereunder (as to which such Restricted Period has not previously terminated) upon the occurrence of the following events:
                  (i) termination of the Grantee's employment from the Company, a Subsidiary or Affiliate without cause (to be determined in the sole discretion of the Committee); or

                  (ii) termination of the Grantee's employment from the Company, a Subsidiary or Affiliate, which results from Grantee's retirement (to be determined in the sole discretion of the Committee in accordance with then current Company policy).

              For the purposes of this Agreement, a "Change in Control" shall mean any of the following events:

              (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term Person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any Subsidiary or (ii) the Company or any Subsidiary;

Mr. Colaluca                           9                       September 2, 2005

              (b) The individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that if the election or nomination for election by the Company's stockholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if (1) such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest or (2) such individual was designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this paragraph; or

              (c) Approval by stockholders of the Company of:

                  (i) A merger, consolidation or reorganization involving the Company, unless,

                           (A) The stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation (the "Surviving
                           Corporation") in substantially the same
                           proportion as their ownership of the Voting
                           Securities immediately before such merger, consolidation or reorganization;

                           (B) The individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation; and

                           (C) No Person (other than the Company, any
                           Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization, had
                           Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities) has Beneficial Ownership of twenty percent (20%) or more

Mr. Colaluca                           10                      September 2, 2005

                           of the combined voting power of the Surviving Corporation's then outstanding Voting Securities.

                  (ii)     A complete liquidation or dissolution of the Company;
                           or

                  (iii) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

              Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increased the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

         3. Termination of Restrictions. At the end of the Restricted Period or in the event of termination of Grantee's employment without cause or due to Grantee's retirement as to any portion of the Restricted Shares (or at such earlier time as may be determined by the Committee), or in the event of a Change in Control of the Company or the death or disability of Grantee as to all of the Restricted Shares, all restrictions set forth in this Agreement or in the Plan relating to such portion or all, as applicable, of the Restricted Shares shall lapse as to such portion or all, as applicable, of the Restricted Shares, and a stock certificate for the appropriate number of Shares, free of the restrictions and restrictive stock legend, shall be delivered to the Grantee pursuant to the terms of this Agreement.

         4. Delivery of Shares.

            (a) As of the date hereof, certificates representing the Restricted Shares shall be registered in the name of the Grantee and held by the Company or transferred to a custodian appointed by the Company for the account of the Grantee subject to the terms and conditions of the Plan and shall remain in the custody of the Company or such custodian until their delivery to the Grantee as set forth in Section 4(b) hereof or their reversion to the Company as set forth in Section 2(b) hereof.


            (b) Certificates representing Restricted Shares in respect of which the applicable Restricted Period has lapsed pursuant to this Agreement shall be delivered to the Grantee as soon as practicable following the date on which the restrictions on such Restricted Shares lapse.

Mr. Colaluca                           11                      September 2, 2005

              (c) Each certificate representing Restricted Shares shall bear a legend in substantially the following form:

              THIS CERTIFICATE AND THE SHARES OF STOCK
              REPRESENTED HEREBY ARE SUBJECT TO THE TERMS
              AND CONDITIONS (INCLUDING FORFEITURE AND
              RESTRICTIONS AGAINST TRANSFER) CONTAINED IN
              THE INTERGRAPH CORPORATION 2004 EQUITY
              INCENTIVE PLAN (THE "PLAN") AND THE
              RESTRICTED SHARE AWARD AGREEMENT (THE
              "AGREEMENT") BETWEEN THE OWNER OF THE
              RESTRICTED SHARES REPRESENTED HEREBY AND
              INTERGRAPH CORPORATION (THE "COMPANY"). THE
              RELEASE OF SUCH SHARES FROM SUCH TERMS AND
              CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE
              WITH THE PROVISIONS OF THE PLAN AND THE
              AGREEMENT AND ALL OTHER APPLICABLE POLICIES
              AND PROCEDURES OF THE COMPANY, COPIES OF
              WHICH ARE ON FILE AT THE COMPANY.

         5. Effect of Lapse of Restrictions. To the extent that the Restricted Period applicable to any Restricted Shares shall have lapsed, the Grantee may receive, hold, sell or otherwise dispose of such Shares free and clear of the restrictions imposed under the Plan and this Agreement.

         6. No Right to Continued Employment. This Agreement shall not be construed as giving Grantee the right to be retained in the employ of Intergraph, and Intergraph may at any time dismiss Grantee from employment, free from any liability or any claim under the Plan but subject to the terms of the Grantee's Employment Agreement.


         7. Adjustments. The Committee may make adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 6(g) of the Plan) affecting Intergraph, or the financial statements of Intergraph, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

         8. Amendment to Award. Subject to the restrictions contained in Sections 4 and 5 of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or

Mr. Colaluca                           12                      September 2, 2005

retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.


         9. Withholding of Taxes. If the Grantee makes an election under Section 83(b) of the Code with respect to the Award, the Award made pursuant to this Agreement shall be conditioned upon the prompt payment to the Company of any applicable withholding obligations or withholding taxes by the Grantee ("Withholding Taxes"). Failure by the Grantee to pay such Withholding Taxes will render this Agreement and the Award granted hereunder null and void ab initio and the Restricted Shares granted hereunder will be immediately cancelled. If the Grantee does not make an election under Section 83(b) of the Code with respect to the Award, upon the lapse of the Restricted Period with respect to any portion of Restricted Shares (or property distributed with respect thereto), the Company shall satisfy the required Withholding Taxes as set forth by Internal Revenue Service guidelines for the employer's minimum statutory withholding with respect to Grantee and issue vested shares to the Grantee without Restriction. The Company shall satisfy the required Withholding Taxes by withholding from the Shares included in the Award that number of whole shares necessary to satisfy such taxes as of the date the restrictions lapse with respect to such Shares based on the Fair Market Value of the Shares.

         10. Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

         11. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

         12. Notices. All notices required to be given under this Grant shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

Mr. Colaluca                           13                      September 2, 2005

         To the Company:      Intergraph Corporation
                              288 Dunlop Blvd. - Bldg. 28
                              Huntsville, Alabama 35824
                              Attn:  General Counsel

         To the Grantee:      The address then maintained with respect to the
                              Grantee in the Company's records.

         13. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

         14. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee's legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee's heirs, executors, administrators and successors.

         15. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.


                  (Remainder of Page Intentionally Left Blank.)

Mr. Colaluca                           14                      September 2, 2005

         IN WITNESS WHEREOF, the parties have caused this Restricted Share Award Agreement to be duly executed effective as of the day and year first above written.


                          INTERGRAPH CORPORATION


                          By:
                             --------------------------------

                          Grantee:


                          -----------------------------------
                          Please Print

                          Grantee:


                          -----------------------------------
                          Signature

Mr. Colaluca                           15                      September 2, 2005

         ATTACHMENT B - PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                             INTERGRAPH CORPORATION
                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms an agreement between me and Intergraph Corporation, a Delaware corporation ("Intergraph"), which is a material part of the consideration for my employment by Intergraph:

A. I understand that Intergraph possesses Proprietary Information which is important to its business. For purposes of this Agreement, "Proprietary Information" is information that was developed, created, or discovered by Intergraph, or which became known by, or was conveyed to Intergraph, which has commercial value in Intergraph's business. "Proprietary Information" includes, but is not limited to, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, documentation, recorded data, schematics, source code, object code, master works, master databases, algorithms, flow charts, formulae, circuits, works of authorship, mechanisms, research, manufacture, improvements, assembly, installations, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or Intergraph and its operations generally. I understand that my employment creates a relationship of confidence and trust between me and Intergraph with respect to Proprietary Information.

B. I understand that Intergraph possesses "Company Documents" which are important to its business. For purposes of this Agreement, "Company Documents" are documents or other media that contain Proprietary Information or any other information concerning the business, operations or plans of Intergraph, whether such documents have been prepared by me or by others. "Company Documents" include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer lists, computer disks, tapes or printouts, sound recordings and other printed typewritten or handwritten documents.

C. In consideration of my employment by Intergraph and the compensation received by me from Intergraph from time to time, I hereby agree as follows:

1. All Proprietary Information and all patents, copyrights and other rights in connection therewith shall be the sole property of Intergraph. I hereby assign to Intergraph any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by Intergraph and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of Intergraph, except as may be necessary in the ordinary course of performing my duties to Intergraph. Nothing contained herein will prohibit an employee from disclosing to anyone the amount of his or her wages.

2. All Company Documents shall be the sole property of Intergraph. I agree that during my employment by Intergraph, I will not remove any Company Documents from the business premises of Intergraph or deliver any Company Documents to any person or entity outside Intergraph, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by

Mr. Colaluca                           16                      September 2, 2005

         me or by Intergraph for any reason, or during my employment if so requested by Intergraph, I will return all Company Documents, apparatus, equipment and other physical property, or reproduction or such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any material previously distributed generally to stockholders of Intergraph; and
         (iii) my copy of this Agreement.

3. I will promptly disclose in writing to management personnel of Intergraph, or to any persons designated by Intergraph, all "Inventions", which includes all improvements, inventions, works or authorship, mask works, computer programs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. I will also disclose to the Legal Department of Intergraph all things that would be Inventions if made during the term of my employment, conceived, reduced to practice, or developed by me within six (6) months of the termination of my employment with Intergraph. Such disclosures shall be received by Intergraph in confidence and do not extend the assignment made in Section 4 below. I will not disclose Inventions to any person outside Intergraph unless I am requested to do so by management personnel of Intergraph.

4. I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of Intergraph and hereby assign such Inventions and all rights therein to Intergraph. No assignment in this Agreement shall extend to inventions that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either (1) relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer, or (2) result from any work performed by the employee for his employer. Intergraph shall be the sole owner of all patents, copyrights and other intellectual property or other rights in connection therewith.

5. I agree to perform, during and after my employment, all acts deemed necessary or desirable by Intergraph to permit and assist it, at Intergraph's expense, in obtaining, maintaining, defending and enforcing patents, copyrights or other rights on such Inventions and improvements in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint Intergraph and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me.

6. During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of Intergraph to leave Intergraph for any reason. However, this obligation shall not affect any responsibility I may have as an employee of Intergraph with respect to the bona fide hiring and firing of Intergraph personnel.

7. I have attached hereto a complete list of all Inventions or improvements to which I claim ownership and that I desire to remove from the operation of this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement.

Mr. Colaluca                           17                      September 2, 2005

8. I agree that during my employment with Intergraph I will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of Intergraph, and I will not assist any other person or organization in competing with Intergraph or in preparing to engage in competition with the business or proposed business of Intergraph. The provisions of this paragraph shall apply both during normal working hours and at all other times including, but not limited to, nights, weekends and vacation time, while I am employed by Intergraph. (See also Intergraph Policy 701).

9. I represent that my performance of all the terms of this Agreement will not breech any agreement to keep in confidence Proprietary Information acquired by me in confidence or in trust prior to my employment by Intergraph. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with Intergraph.

10. I agree that during the period of my employment by Intergraph, I will not bring with me or use in the performance of my responsibilities at Intergraph any materials or documents of a former employer or any other third party which are not generally available to the public, unless I have obtained written authorization from my former employer or such third party for their possession and use.

D. I agree that I have the right to resign and Intergraph has the right to terminate my employment for any reason, with or without cause, subject to certain consequences according to Sections 6 and 7 of the offer of employment agreement between the Employee and Intergraph. This is the full and complete agreement between myself and Intergraph on this term.

E. I agree that this Agreement does not purport to set forth all of the terms and conditions of my employment, and that as an employee of Intergraph I have obligations to Intergraph which are not set forth in this Agreement.

F. I agree that my obligations under paragraphs C(1) through C(6) of this Agreement shall continue in the effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Intergraph is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

G. This Agreement shall be effective as of the date I execute this Agreement and shall be binding upon me, my heirs, executors, assigns, and administrators and shall insure to the benefit of Intergraph, its subsidiaries, successors, and assigns.

H. This Agreement can be modified only by a subsequent written agreement executed by the President of Intergraph.

         I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Mr. Colaluca                           18                      September 2, 2005



----------------------             ---------------------------------------------
      Date                                     Signature of Employee



                                   ---------------------------------------------
                                              Print Name of Employee

Mr. Colaluca                           19                      September 2, 2005


                                    EXHIBIT A



1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Intergraph Corporation that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by Intergraph that I desire to remove from the operation of Intergraph's Proprietary Information and Inventions Agreement.


         No inventions or improvements
---------

         See below:
---------




         Additional sheets attached
---------